UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, DC 20549
FORM 8-K
CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported) April 22, 2004
A. T. CROSS COMPANY (Exact name of registrant as specified in its charter)
Rhode Island (State or other jurisdiction of incorporation)	1-6720 (Commission File Number)	05-0126220 (IRS Employer Identification No.)
One Albion Road, Lincoln, Rhode Island (Address of principal executive offices)	02865 (Zip Code)
Registrant's telephone number, including area code (401) 333-1200
N/A (Former name or former address if changed since last report.)

Item 12. Results of Operations and Financial Condition.

On April 22, 2004 the registrant issued the following press release announcing financial results for the first quarter of 2004.
CONTACTS:	John T. Ruggieri Senior Vice President and Chief Financial Officer 401-335-8470
Investor Relations: Financial Dynamics Cara O'Brien/Melissa Myron/Lila Sharifian 212-850-5600
FOR IMMEDIATE RELEASE
A.T. CROSS COMPANY REPORTS FIRST QUARTER RESULTS
Lincoln, RI - April 22, 2004 - A.T. Cross Company (AMEX: ATX) today announced financial results for the first quarter ended April 3, 2004.

First Quarter Results

Net sales increased 11.6% to $29.3 million from $26.2 million in the first quarter of 2003. On a constant dollar basis, consolidated net sales rose 7.3%. Global writing instrument and accessory revenue was $25.7 million compared to $26.2 million in the year-ago period due to a $1.0 million decline in OEM business, which includes private label and digital pen products. Costa Del Mar contributed $3.6 million in net sales for the quarter.

Gross margin climbed 420 basis points to 54.3% of net sales from 50.1% of net sales in the same period last year. This increase was primarily driven by productivity improvements, leverage from the revenue increase and income related to a favorable property tax settlement. The settlement included a $682,000 tax refund, recorded as a reduction to cost of goods sold, and $401,000 of interest income. Excluding the benefit of the tax settlement, gross margin increased 190 basis points.

Selling, general and administrative expenses were $14.8 million versus $11.9 million in the same period last year. This increase is due to $1.6 million of Costa Del Mar's SG&A expenses as well as $1.3 million of increased selling and marketing support primarily associated with the East and West Coast direct sales force, the recent launch of Verve, and the unfavorable impact of foreign exchange.

As part of its previously announced restructuring plan, the Company recorded a pre-tax restructuring charge of $1.1 million for costs associated with global reorganization efforts that were primarily focused on the EMEA (Europe, Middle East & Africa) region.

On a reported basis, the net loss was $704,000, or $0.05 per share compared to net income of $151,000, or $0.01 per share in the prior year quarter. On a comparable basis, which excludes non-recurring items, the net loss was $667,000 or $0.05 per share. Please see the schedule accompanying this release for the full reconciliation of GAAP to comparable basis (non-GAAP) net (loss) income and (loss) earnings per share.

David G. Whalen, President and Chief Executive Officer of A.T. Cross, commented, "The increased consolidated sales, continued strength in international markets and improved gross margins we experienced in the first quarter are all encouraging indicators. As we move to the remainder of the year, we remain focused on delivering exceptional products and programs to all of our accounts. We are particularly focused on our newest quality writing instrument, Verve, and of course our off shelf holiday gift offerings. In addition, Costa Del Mar generated sound results during the quarter and we expect this positive momentum to continue in the second quarter, its seasonally strongest period.

With regard to the increased selling and marketing expenses, we chose to spend more heavily than normal in the quarter, given the programs we are implementing. We expect these early investments to generate momentum as we enter our key writing instrument and accessories selling season later in the year. The growth of our spending levels, compared to the prior year, will moderate as the year progresses."

Mr. Whalen concluded, "Additionally, we are pleased with the progress we are making with our "Cross into the Future" corporate reorganization program. The cost savings generated by this program will ultimately support our marketing and selling programs, improve the bottom line and contribute to long-term shareholder value. As such, we reiterate our previously announced expectations for annual consolidated net revenue to increase in the mid-to-high single digit range and for improvement in reported annual profitability."

The Company's management will host a conference call tomorrow, April 23, 2004, at 9:00 a.m. Eastern Time. A live webcast of the call will be accessible on the Company's website at www.cross.com. The webcast will be archived for 30 days on the site, while a telephone replay of the call will be available beginning at 11:00 a.m. Eastern Time on April 23rd through April 30, 2004 at 1-402-220-2331 or 1-888-276-5302.

Non-GAAP Measures

This release contains comparable basis (non-GAAP) measures of net (loss) income and (loss) earnings per share that are included as a complement to results provided in accordance with generally accepted accounting principles. These non-GAAP results are among the indicators management uses as a basis for evaluating financial performance as well as for forecasting future periods. For these reasons, management believes these non-GAAP measures can be useful to investors, potential investors and others. The presentation of this additional information is not meant to be considered in isolation or as a substitute for net (loss) income or (loss) earnings per share prepared in accordance with GAAP.

About A.T. Cross Company

Building on the rich tradition of its award-winning writing instruments and reputation for innovation and craftsmanship, A.T. Cross Company is a designer and marketer of branded personal and business accessories. Cross provides a range of distinctive products that appeal to a growing market of consumers seeking to enhance their image and facilitate their lifestyle. Cross products, including award-winning quality writing instruments, timepieces, business accessories and Costa Del Mar sunglasses, are distributed in retail and corporate gift channels worldwide. For more information, visit the A.T. Cross web site at www.cross.com.

Statements contained in this release that are not historical facts are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 (including statements relating to the strength of international markets, continued increased sales, particularly relating the expected sales strength in the latter half of the year, improved gross margins, the anticipated effect of the launch of new writing instrument products, in particular, Verve, the anticipated performance of Costa Del Mar, the anticipated success of holiday programs with office superstores, and the anticipated financial and operational benefits from restructuring). In addition, words such as "believes," "anticipates," "expects," and similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to risks and uncertainties, including but not limited to the uncertainty of foreign markets, the difficulty in preserving and maintaining the benefits of cost reduction programs, the ability to launch new products successfully, consumers' reaction to the Company's existing and new writing instrument products, consumers' reaction to the Company's ability to transfer its brand beyond writing instruments, and are not guarantees since there are inherent difficulties in predicting future results. Actual results could differ materially from those expressed or implied in the forward-looking statements. The information contained in this document is as of April 22, 2004. The Company assumes no obligation to update any forward-looking statements contained in this document as a result of new information or future events or developments. Additional discussion of factors that could cause actual results to differ materially from management's expectations is contained in the Company's filings under the Securities Exchange Act of 1934.

(tables to follow)

A.T. CROSS COMPANY CONSOLIDATED SUMMARY OF OPERATIONS (in thousands, except per share amounts) (unaudited)
		Three Months Ended
		April 3, 2004	March 29, 2003

	Net sales	$ 29,272	$ 26,226
	Cost of goods sold	13,365	13,084
	Gross Profit	15,907	13,142
	Selling, general and administrative expenses	14,801	11,862
	Research and development expenses	508	548
	Service and distribution costs	956	583
	Restructuring charges	1,140	-
	Operating (Loss) Income	(1,498)	149
	Interest and other income	415	83
	(Loss) Income from Operations Before Income Taxes	(1,083)	232
Income tax (benefit) expense		(379)	81
	Net (Loss) Income	$ (704)	$ 151

	Basic and diluted (loss) earnings per share	$(0.05)	$ 0.01

	Weighted average shares outstanding	14,977	15,301

		Three Months Ended
		April 3, 2004	March 29, 2003
Reconciliation of GAAP and "comparable basis" net (loss) income
	and (loss) earnings per share
	GAAP net (loss) income	$ (704)	$ 151
	Adjustments:
	Restructuring charges	741	-
	Property tax settlement	(704)	-
	Comparable-basis net (loss) income	$ (667)	$ 151

	Comparable-basis (loss) earnings per share	$(0.05)	$ 0.01

		Three Months Ended
		April 3, 2004	March 29, 2003
Segment Data:	Writing Instruments & Accessories
	Net Sales	$ 25,688	$ 26,226
	Operating (Loss) Income	(1,713)	149
	Interest and Other Income	413	83
	(Loss) Income from Operations Before Income Taxes	(1,300)	232

Segment Data:	Optical
	Net Sales	$ 3,584	$ -
	Operating Income	215	-
	Interest and Other Income	2	-
	Income From Operations Before Income Taxes	217	-

		Three Months Ended
		April 3, 2004	March 29, 2003
Writing Instruments & Accessories Sales Data:
	Americas	$ 12,071	$ 13,020
	Europe, Middle East and Africa	7,813	6,894
	Asia Pacific	5,222	4,683
	OEM	582	1,629
	Total Net Sales	$ 25,688	$ 26,226

A.T. CROSS COMPANY CONDENSED CONSOLIDATED BALANCE SHEETS (in thousands, unaudited)

		April 3, 2004	March 29, 2003
	Assets
	Cash, cash equivalents and short-term investments	$ 15,596	$ 18,222
	Accounts receivable	24,535	20,404
	Inventories	18,492	15,559
	Deferred income taxes	4,473	4,345
	Other current assets	8,281	4,963
	Total Current Assets	71,377	63,493

	Property, plant and equipment, net	25,187	27,124
	Goodwill	7,408	3,944
	Intangibles and other assets	5,281	2,705
	Deferred income taxes	2,707	2,464

	Total Assets	$ 111,960	$ 99,730

	Liabilities and Shareholders' Equity
	Line of credit	$ 2,000	$ 0
	Current maturities of long-term debt	1,350	0
	Other current liabilities	27,203	25,704
	Total Current Liabilities	30,553	25,704

	Long-term debt, less current maturities	6,525	0
	Accrued warranty costs	1,943	1,887
	Shareholders' equity	72,939	72,139

	Total Liabilities and Shareholders' Equity	$ 111,960	$ 99,730

For information at A. T. Cross contact:
John T. Ruggieri
Senior Vice President and Chief Financial Officer
(401) 335-8470
jruggieri@cross.com			4890-1Q-04

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

A. T. CROSS COMPANY (Registrant)
Date: April 22, 2004	JOHN T. RUGGIERI (John T. Ruggieri) Senior Vice President and Chief Financial Officer